UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                           HMT Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    40391710
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]  Rule 13d-1(b)
                 [ ]  Rule 13d-1(c)
                 [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 2  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 3  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 3 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 4  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Subordinated Debt Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 4 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 5  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 5 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 6  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 6 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 7  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners SD, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 7 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 8  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 8 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 9  OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 9 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 10 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps Woodsum & Co. IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 10 of 35 pages
-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 11 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 11 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 12 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 12 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 13 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 13 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 14 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 14 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 15 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 15 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 16 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 16 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 17 OF 35 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 17 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 18 OF 35 PAGES
-----------------------                                      -------------------

                                  Schedule 13G
                                  ------------

Item 1(a).        NAME OF ISSUER:  HMT Technology Corporation

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1055 Page Avenue, Fremont, CA 94538

Item 2(a). NAMES OF PERSONS FILING: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P, Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce
                  R. Evans, Thomas S. Roberts, and Walter G. Kortschak.

                  Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of each of Summit Partners III, L.P., and Summit Partners SD L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Summit Partners III, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. Stamps, Woodsum, Mannion, Evans, and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). CITIZENSHIP: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, and Kortschak is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP NUMBER:40391710

                              Page 18 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 19 OF 35 PAGES
-----------------------                                      -------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  Not Applicable.

Item 4.           OWNERSHIP.
                  Not Applicable.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of HMT Technology Corporation.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G FILED ON FEBRUARY 14, 2000 ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF HMT TECHNOLOGY CORPORATION REMAIN UNCHANGED.





























                              Page 19 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 20 OF 35 PAGES
-----------------------                                      -------------------

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 2001.

SUMMIT VENTURES IV, L.P.                         SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                   By:       *
                                                    ----------------------------
                                                    General Partner

By:   Stamps, Woodsum & Co. IV
                                                 SUMMIT PARTNERS IV, L.P.
      By:       *
         -----------------------------
         E. Roe Stamps, IV                       By:   Stamps, Woodsum & Co. IV
         General Partner
                                                       By:     *
                                                          ----------------------
SUMMIT VENTURES III, L.P.                                 E. Roe Stamps, IV
                                                          General Partner

By:   Summit Partners III, L.P.
                                                 SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By:   Stamps, Woodsum & Co. III
      By:       *
         -----------------------------
         E. Roe Stamps, IV                             By:     *
         General Partner                                  ----------------------
                                                          E. Roe Stamps, IV
                                                          General Partner

SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                 By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                       By:     *
                                                          ----------------------
      By:       *                                         E. Roe Stamps, IV
         -----------------------------                    General Partner
         E. Roe Stamps, IV
         General Partner


                              Page 20 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 21 OF 35 PAGES
-----------------------                                      -------------------

STAMPS, WOODSUM & CO. IV                         STAMPS, WOODSUM & CO. III

By:             *                                By:           *
   -----------------------------------              ----------------------------
   E. Roe Stamps, IV                                E. Roe Stamps, IV
   General Partner                                  General Partner

                *                                              *
--------------------------------------              ----------------------------
E. Roe Stamps, IV                                   Martin J. Mannion

                *                                              *
--------------------------------------              ----------------------------
Stephen G. Woodsum                                  Bruce R. Evans

                *                                              *
--------------------------------------              ----------------------------
Gregory M. Avis                                     Walter G. Kortschak

                                                               *
                                                    ----------------------------
                                                    Thomas S. Roberts

                                                    *By: /s/ Thomas F. Farb
                                                         -----------------------
                                                         Thomas F. Farb
                                                         Attorney-in-fact

--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 21 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 22 OF 35 PAGES
-----------------------                                      -------------------

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT
                                    ---------

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of HMT Technology Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 9th day of February, 2001.

SUMMIT VENTURES IV, L.P.                         SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                   By:           *
                                                    ----------------------------
                                                    General Partner

By:   Stamps, Woodsum & Co. IV
                                                 SUMMIT PARTNERS IV, L.P.
      By:       *
         -----------------------------
         E. Roe Stamps, IV                       By:   Stamps, Woodsum & Co. IV
         General Partner
                                                       By:     *
                                                          ----------------------
SUMMIT VENTURES III, L.P.                                 E. Roe Stamps, IV
                                                          General Partner

By:   Summit Partners III, L.P.
                                                 SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By :  Stamps, Woodsum & Co. III
      By:       *
         -----------------------------
         E. Roe Stamps, IV                       By:           *
         General Partner                            ----------------------------
                                                    E. Roe Stamps, IV
                                                    General Partner

SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                 By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                       By:     *
                                                          ----------------------
      By:       *                                         E. Roe Stamps, IV
         -----------------------------                    General Partner
         E. Roe Stamps, IV
         General Partner

                              Page 22 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 23 OF 35 PAGES
-----------------------                                      -------------------


STAMPS, WOODSUM & CO. III                                      *
                                                 -------------------------------
                                                 E. Roe Stamps, IV

By:             *                                              *
   -----------------------------------           -------------------------------
   E. Roe Stamps, IV                             Stephen G. Woodsum
   General Partner
                                                               *
                                                 -------------------------------
                                                 Gregory M. Avis

STAMPS, WOODSUM & CO. IV
                                                               *
                                                 -------------------------------
By:             *                                Martin J. Mannion
   -----------------------------------
   E. Roe Stamps, IV
   General Partner                                             *
                                                 -------------------------------
                                                 Bruce R. Evans

                                                               *
                                                 -------------------------------
                                                 Walter G. Kortschak

                                                               *
                                                 -------------------------------
                                                 Thomas S. Roberts

                                                 *By: /s/ Thomas F. Farb
                                                      --------------------------
                                                      Thomas F. Farb
                                                      Attorney-in-fact

--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 23 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 24 OF 35 PAGES
-----------------------                                      -------------------


                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                              Page 24 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 25 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ E. Roe Stamps, IV
                                                 -------------------------------
                                                 E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------




                              Page 25 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 26 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Stephen G. Woodsum
                                                 -------------------------------
                                                 Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------




                               Page 26 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 27 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Martin J. Mannion
                                                 -------------------------------
                                                 Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]


                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------




                              Page 27 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 28 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.

                                                 /s/ Gregory M. Avis
                                                 -------------------------------
                                                 Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------





                              Page 28 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 29 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Thomas S. Roberts
                                                 -------------------------------
                                                 Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------



                              Page 29 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 30 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Bruce R. Evans
                                                 -------------------------------
                                                 Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]


                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------


                              Page 30 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 31 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.

                                                 /s/ Walter G. Kortschak
                                                 -------------------------------
                                                 Walter G. Kortschak

State of California                 )
                                    ) ss:
County of Santa Clara               )

         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------




                              Page 31 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 32 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Joseph F. Trustey
                                                 -------------------------------
                                                 Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------



                              Page 32 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 33 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Kevin P. Mohan
                                                 -------------------------------
                                                 Kevin P. Mohan

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------



                              Page 33 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 34 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.

                                                 /s/ Peter Y. Chung
                                                 -------------------------------
                                                 Peter Y. Chung

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------



                              Page 34 of 35 pages

-----------------------                                      -------------------
CUSIP NO.      40391710               13G                    PAGE 35 OF 35 PAGES
-----------------------                                      -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                                 /s/ Thomas F. Farb
                                                 -------------------------------
                                                 Thomas F. Farb

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                 /s/ Cynthia R. Freedman
                                                 -------------------------------
                                                 Notary Public

                                                 My Commission expires:
                                                 October 20, 2000
                                                 ----------------









                              Page 35 of 35 pages